Exhibit 10.2

December 3, 2008

Mr.

Re:	Employment Agreement

Dear                             :

This letter agreement sets forth the terms of your employment with Logitech Inc., a California corporation (the “Company”), as well as our understanding with respect to any termination of that employment relationship. Effective on the date set forth above, this letter agreement supersedes any prior offer letter or employment agreement between you and the Company, in its entirety.

1. Position and Duties. You will be employed by the Company as                                  and will serve in the positions set forth on Exhibit A. In such positions, you will have the duties and authority at a level consistent with the duties and authority set forth on Exhibit A. You accept employment with the Company on the terms and conditions set forth in this Agreement, and you agree to devote your full business time, energy and skill to your duties.

2. Term of Employment. Your employment with the Company will continue for no specified term and may be terminated by you or the Company at any time, with or without cause, subject to the provisions of Paragraph 5 below.

3. Compensation. You will be compensated for your services to the Company as follows:

(a) Salary: As determined by the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Logitech International S.A. (“Logitech”), you will be paid a bi-weekly salary of $            , payable every two weeks less applicable withholding (annualized this amount is $            ), in accordance with normal payroll procedures. Your salary will be reviewed by the Board or the Compensation Committee from time to time (but no more frequently than annually) and may be subject to adjustment based upon various factors including, but not limited to, your performance and Logitech’s profitability. Any adjustment to your salary shall be in the sole discretion of the Board or the Compensation Committee.

(b) Incentive Bonus: As determined by the Compensation Committee, you will be eligible to receive a semi – annual or annual bonus under the Logitech Management Performance Bonus Plan. Your bonus under this plan will be based upon Logitech’s achievement of various financial goals established and approved by the Board or the Compensation Committee. The bonus target as a percentage of your salary under the bonus plan will be reviewed and approved by the Board or the Compensation Committee. Any bonus for a fiscal year will be paid within 2 1/2 months after the close of that fiscal year.

December 3, 2008

(c) Benefits: You will have the right, on the same basis as other employees of the Company, to participate in and to receive benefits under any applicable medical, disability or other group insurance plans, as well as under the Company’s business expense reimbursement and other policies. You will accrue paid vacation in accordance with the Company’s vacation policy. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

4. Termination of Employment. In the event that your employment with the Company terminates for any reason, including if you voluntarily resign from your employment with the Company, or in the event that your employment terminates as a result of your death or disability (meaning that you are unable to perform your duties for any 90 days in any one-year period as a result of a physical and/or mental impairment), or if your employment is terminated with or without cause by the Company, you will be entitled to no compensation or benefits from the Company other than those earned under Paragraph 3 through the date of your termination, and other than any compensation or benefits that may be payable pursuant to the Change of Control Severance Agreement referred to in Paragraph 5 below or as set out in any equity award agreement between you and Logitech. You agree that if you voluntarily terminate your employment with the Company for any reason, you will provide the Company with 30 days’ written notice of your resignation. The Company may, in its sole discretion, elect to waive all or any part of such notice period and accept your resignation at an earlier date.

5. Change of Control Severance Agreement. Concurrent with the execution of this Agreement you, the Company and Logitech are entering into a Change of Control Severance Agreement.

6. Confidential and Proprietary Information. As a condition of your employment, you signed the Company’s standard form of employee confidentiality and assignment of inventions agreement, and this remains in effect.

7. Severability. If any provision of this Agreement is deemed invalid, illegal or unenforceable, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected.

8. Assignment. In view of the personal nature of the services to be performed under this Agreement by you, you cannot assign or transfer any of your obligations under this Agreement.

9. Entire Agreement. This Agreement and the agreements referred to above constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations or agreements between you and the Company regarding your employment, whether written or oral.

10. Modification. This Agreement may only be modified or amended by a supplemental written agreement signed by you and an authorized representative of the Company.

December 3, 2008

Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this Agreement.

Logitech Inc.

By:
Guerrino De Luca
Title:	Chairman of the Board

By:
Catherine Valentine
Title:	VP, General Counsel

EMPLOYEE:

EXHIBIT A

Duties and Authority

•

•	Such other duties and responsibilities as may be determined from time to time by the Board.